Exhibit 99.1

Marinus Pharmaceuticals Bolsters Financial Position With Drawdown of $30 Million Under Oaktree Capital Credit Facility

BARDA research contract extended through 2023

RADNOR, Pa. – March 31, 2022 – Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders, today announced it has received $30 million in funding under the existing Oaktree Capital Management, L.P. (Oaktree) credit agreement. This additional funding became available as a result of the U.S. Food and Drug Administration’s (FDA) recent approval of the company’s New Drug Application (NDA) for ZTALMY® (ganaxolone) oral suspension for the treatment of seizures associated with CDKL5 deficiency disorder (CDD) in patients two years of age and older.

In May 2021, Marinus signed a credit financing agreement with Oaktree, a leader among global investment managers specializing in alternative investments. Together with this $30 million drawdown, Marinus has drawn a total of $75 million in funding, including $15 million at signing of the credit financing agreement and $30 million upon the FDA’s acceptance of the CDD NDA filing in September 2021.

In addition, Marinus entered into an amendment to its previously disclosed agreement with the Biomedical Advanced Research and Development Authority (BARDA) to extend Marinus’ performance period for funding through the end of 2023 to align with updated timeline expectations for the Phase 3 RAISE trial in refractory status epilepticus (RSE). The base contract provides up to $21 million of research funding from BARDA for the ongoing RAISE trial, with potential for total BARDA research funding of up to $51 million based on success-based milestones. Ganaxolone development for RSE is being funded in part by BARDA, part of the Office of the Assistant Secretary for Preparedness and Response at the U.S. Department of Health and Human Services, under contract number 75A50120C00159.

Indication and Usage

ZTALMY is indicated for the treatment of seizures associated with cyclin-dependent kinase like 5 (CDKL5) deficiency disorder (CDD) in patients 2 years of age and older.

Important Safety Information

Warnings and Precautions

Somnolence and Sedation: ZTALMY can cause somnolence and sedation. In a clinical study somnolence and sedation appeared early during treatment and were generally dose related. Other CNS depressants, including opioids, antidepressants, and alcohol, could potentiate these effects. Monitor patients for these effects and advise them not to drive or operate machinery until they have gained sufficient experience on ZTALMY to gauge whether it adversely affects their ability to drive or operate machinery.

Suicidal Behavior and Ideation: Antiepileptic drugs (AEDs), including ZTALMY, increase the risk of suicidal thoughts or behavior. Monitor patients taking ZTALMY for the emergence or worsening of depression, suicidal thoughts or behavior, or any unusual changes in mood or behavior. Advise patients, caregivers, and their families to be alert for these behavioral changes and report behaviors of concern immediately to healthcare providers. When considering ZTALMY, or any other AED, balance the risk of suicidal thoughts or behaviors with the risk of untreated illness. If these symptoms emerge during treatment, consider whether it may be related to the AED or the underlying illness.

Withdrawal of Antiepileptic Drugs: As with most AEDs, withdraw ZTALMY gradually to minimize the risk of increased seizure frequency and status epilepticus. If withdrawal is needed because of a serious adverse event, rapid discontinuation can be considered.

Adverse Reactions

The most common adverse reactions (incidence of at least 5% and at least twice the rate of placebo) were somnolence, pyrexia, salivary hypersecretion, and seasonal allergy.

Full Prescribing Information for ZTALMY® is available here.

About Marinus Pharmaceuticals

Marinus is a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders. Ganaxolone is a neuroactive steroid GABAA receptor modulator that acts on a well-characterized target in the brain known to have anti-seizure effects. It is being developed in IV and oral dose formulations intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. For more information visit www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may", "will", "expect", "anticipate", "estimate", "intend", "believe", and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our expected clinical development plans, enrollment in our clinical trials, regulatory communications and submissions and product launches for ganaxolone, and the timing thereof; our expectations regarding BARDA funding; our expectations regarding the timing of the RAISE trial; and other statements regarding the Company's future operations, financial performance, financial position, prospects, objectives and other future event.

Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; and the company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated. This list is not exhaustive and these and other risks are described in our periodic reports, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Company Contact
Sasha Damouni Ellis
Vice President, Corporate Affairs & Investor Relations
Marinus Pharmaceuticals, Inc.
484-253-6792
sdamouni@marinuspharma.com